UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 3, 2004

INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

152 West 57th Street, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(212) 314-7300

ITEM 9.   REGULATION FD DISCLOSURE/  ITEM 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 3, 2004, the Registrant issued a press release announcing its results for the quarter ended March 31, 2004.  The full text of this press release, appearing in Exhibit 99.1 hereto, is incorporated herein by reference.

The attached document is furnished under both Item 9 “Regulation FD Disclosure” and Item 12 “Results of Operations and Financial Condition.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERACTIVECORP

By:	/s/ Gregory R. Blatt
Name:	Gregory R. Blatt
Title:	Senior Vice President and General Counsel

Date: May 3, 2004

2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of InterActiveCorp dated May 3, 2004.

3

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY
May 3, 2004

IAC REPORTS Q1 2004 RESULTS

IAC/InterActiveCorp (NASDAQ: IACI) reported Q1 2004 results today.  Revenue grew to $1.5 billion, up 23% over the prior year on a comparable net basis and up 6% as reported.  Operating income decreased 57% as a result of non-cash compensation and amortization of intangibles recorded primarily as a result of the buy-ins of IAC’s formerly public subsidiaries, as well as higher selling and marketing expenses.  GAAP net income was $38 million versus a loss of $110 million in the prior year and GAAP diluted EPS was $0.05 versus $(0.23) in the prior year.  (Q1 2003 was impacted by a $245 million charge related to IAC’s equity interest in VUE.)  Please see the next page for explanation of comparable net revenue and reported revenue.

Operating Income Before Amortization grew by 14% to $198 million.  Adjusted Net Income grew 23% to $141 million and Adjusted EPS was $0.18 versus $0.16 in the prior year.

IAC’s operating businesses delivered strong results for the quarter.  HSN U.S. recorded solid topline growth and margin expansion, with revenues, operating income and Operating Income Before Amortization up 13%, 53% and 36%, respectively.  Ticketing had a good quarter, with operating income and Operating Income Before Amortization up 19% and 13%, respectively.  IAC Travel (“IACT”) increased revenues on a comparable net basis by 41% to $494 million, operating income by 21% to $85 million and Operating Income Before Amortization by 23% to $128 million, driven by growth in its merchant hotel, packages and international businesses.

Q1 SUMMARY RESULTS

$ in millions, except per share

	Q1 2004	Q1 2003	Growth

Revenue (on a comparable net basis)	$1,471	$1,193	23%
Revenue	$1,471	$1,387	6%
Operating income	$43	$99	-57%
Operating Income Before Amortization	$198	$174	14%
Net Income	$38	$(110)	NM
GAAP Diluted EPS	$0.05	$(0.23)	NM
Adjusted Net Income	$141	$115	23%
Adjusted EPS	$0.18	$0.16	11%

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

Table of Contents:

Segment Results	Page 3

Discussion of Financial and Operating Results	Pages 4-6

Outlook	Page 6

Segment Operating Metrics	Page 7

Operating Highlights	Page 8

GAAP Financial Statements	Pages 9-11

Dilutive Securities and Liquidity and Capital Resources	Page 12

Reconciliations of GAAP to Non-GAAP Measures	Pages 13-14

Footnotes and Definitions	Pages 15-16

For definitions of non-GAAP items, please see page 16 of this release.

For IAC’s Principles of Financial Reporting, a detailed explanation of why we feel these non-GAAP items are useful to investors and management, please refer to IAC’s Q3 2003 earnings release.  This document, as well as other investor relations materials, are available for download on our website at www.iac.com/investor_relations.

As part of the integration of IACT’s businesses, Hotels.com conformed its merchant hotel business practices with those of the other IACT businesses.  As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia’s historic practice.  Accordingly, we are including prior year results as though they had also been reported on a net basis for purposes of better comparability.  There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT RESULTS

Segment results for the first quarter ended March 31 were as follows ($ in millions):

	Q1 2004	Q1 2003	Growth
REVENUE
IAC Travel (on a comparable net basis)	$494.0	$351.1	41%
Electronic Retailing	588.0	530.2	11%
Ticketing	202.3	195.1	4%
Personals	48.8	40.9	19%
IAC Local and Media Services	32.1	8.4	282%
Financial Services and Real Estate	39.7	—	NM
Teleservices	71.8	70.8	1%
Other	(6.0)	(3.7)	-60%
Total	$1,470.7	$1,192.7	23%

As reported:
IAC Travel	494.0	$545.1	-9%
Total	$1,470.7	$1,386.7	6%

OPERATING INCOME
IAC Travel	$84.7	$69.9	21%
Electronic Retailing	32.8	33.1	-1%
Ticketing	40.7	34.3	19%
Personals	2.8	0.6	369%
IAC Local and Media Services	(27.8)	(19.4)	-43%
Financial Services and Real Estate	(3.6)	—	NM
Teleservices	3.2	1.9	67%
Corporate and other	(90.2)	(21.5)	-321%
Total	$42.6	$99.0	-57%

OPERATING INCOME BEFORE AMORTIZATION
IAC Travel	$127.6	$103.7	23%
Electronic Retailing	46.3	45.6	2%
Ticketing	46.8	41.4	13%
Personals	6.3	2.7	135%
IAC Local and Media Services	(13.6)	(6.8)	-100%
Financial Services and Real Estate	3.1	—	NM
Teleservices	3.2	1.9	67%
Corporate and other	(22.2)	(14.6)	-51%
Total	$197.6	$173.9	14%

Please see page 14 for further segment detail and reconciliations of Operating Income Before Amortization to the comparable GAAP measure.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

IAC TRAVEL

IAC Travel growth continued to benefit from positive online and overall travel trends.  The international, packages and merchant hotel businesses, as well as the inclusion of Hotwire in this year’s results, led the growth in the quarter.  IACT revenue was up 41% on a comparable net basis, while bookings were up 51%.  International bookings increased by 108%, and international revenue was up 79%, or 61% on a local currency basis.  The international business was driven by particularly strong growth in the UK and Germany.  Improved package offerings, consumer acceptance of the product and Hotels.com’s new packages product helped drive packages revenue growth of 73%. In addition, the Q1 2004 comparison benefited from the adverse impact of the war in Iraq last year, partially offset by the termination of the Travelocity affiliate relationship in September 2003, which represented 8% of IACT reported revenue and 3% of revenue on a net basis in the prior year.

The merchant hotel business continued its strong growth, with total merchant hotel revenue up 39% and total merchant room nights stayed up 36% to 7.0 million.  Industry-wide increases in average daily room rates helped increase revenue per room night during the quarter.  International hotel merchant revenue doubled year over year.    Hotels.com experienced the highest day of bookings in its history during the quarter, and has made significant progress towards replacing the volume lost from the termination of the Travelocity deal.  Interval also contributed solidly to this quarter’s results, with higher membership and exchange revenue and continued cost efficiencies and online migration.

The IACT companies are also beginning to drive revenue to each other, increasing the market position of all of our brands.  For example, Expedia packages booked on Hotels.com climbed 114% from Q4.  Expedia Corporate Travel (“ECT”) launched new online features and services including personalized seat searches, automatic flight upgrades, unused ticket notifications and company-defined destinations within hotel searches.  ECT also announced CSX Corporation as its 13th Fortune 500 customer.

Operating income and Operating Income Before Amortization margins were lower than the prior year, as selling and marketing expenses increased due to higher costs of traffic acquisition online, higher CPM’s offline and a greater investment in our international businesses, which have higher selling and marketing expenses relative to revenue due to their earlier stages of development.  We expect higher margins for the remainder of 2004 as compared to Q1.

ELECTRONIC RETAILING

Electronic Retailing was led by strong performance at HSN U.S., which increased revenue by 13% to $467.8 million from $415.0 million, operating income by 53% to $28.4 million from $18.5 million and Operating Income Before Amortization by 36% to $41.6 million from $30.6 million.  The revenue increase was driven primarily by an increase in price point as a result of successful computer and electronics sales as well as higher price points in other categories.  HSN.com, which grew 25% over the prior year, and the Improvements Catalog, which grew 15%, also contributed.  In addition, America’s Store continues to benefit from increased sales related to distribution that was added last year.

HSN continues to strengthen its customer service and has significantly improved its call handling times.  In April, HSN purchased a new distribution facility in Tennessee, which will replace its current facility in Salem, Virginia.  The new facility is needed for additional capacity and is expected to result in greater efficiencies over time.  HSN will incur approximately $5 million in incremental costs over the course of 2004 during this transition period.

HSN International revenue increased 4%, operating income decreased 70% and Operating Income Before Amortization decreased 68%.  Q1 2003 results were favorably impacted by an override commission payment at Euvia.  We do not expect international results to improve significantly over the

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

next few quarters, due to increased competition at both Euvia and HSN Germany, and weakness in the Wellness category at HSN Germany.

TICKETING

Ticketmaster had a strong quarter, both in the U.S. and internationally.  Operating Income Before Amortization was $46.8 million, up 13% year over year, while operating income was $40.7 million, up 19%.  Top concert ticket onsales in the U.S. included Prince, Madonna and Rod Stewart.  International results were led by the U.K., which benefited from a large number of concerts and festival-related shows.

Revenue growth was driven mainly by increased revenue per ticket as a result of favorable currency exchange rates on international sales, contractual increases to convenience charges and a changing mix of ticket sales through our various distribution channels.  These increases were partially offset by relatively fewer concert tickets sold in Q1 2004 compared to Q1 2003. Ticketing margins expanded due to higher revenue and slightly lower variable costs, but we anticipate lower margins in subsequent quarters as compared to Q1 due to normal seasonality and product mix.

PERSONALS

Revenue growth in Personals was driven mainly by growth in paid subscribers, which increased 32% to approximately 1 million, offset partially by 9% lower revenue per subscriber.  Excluding the results of uDate, which was acquired on April 4, 2003, paid subscribers grew 23%.  The international business contributed 25% of paid subscribers in Q1, versus 15% in the prior period.  Repeat subscribers grew nearly 100% over the prior year, a strong testament to the significant role the business plays in making personal connections in the lives of consumers.  Personals margins increased primarily due to lower domestic marketing spend, margin improvement from international operations and the inclusion of uDate results.

IAC LOCAL AND MEDIA SERVICES

Results in IAC Local and Media Services were largely impacted by the inclusion in this year’s results of EPI, which was acquired on March 25, 2003.  Excluding the results of EPI, Q1 revenue for IAC Local and Media Services would have been $5.8 million, operating income would have been a loss of $(17.1) million and Operating Income Before Amortization would have been a loss of $(5.0) million.  Citysearch continued to grow its pay-for-performance (“PFP”) business and increased its PFP revenues by 37 % sequentially.

During Q3 2003, EPI sold its Australian operation, which contributed $6.2 million in operating income to IAC in 2003, primarily in Q2.  As a result, we expect similar losses in Q2 as compared to Q1 due to the seasonality of EPI’s business.

FINANCIAL SERVICES & REAL ESTATE

Revenue at LendingTree was up 2% over the prior year, despite a 45% drop in industry-wide consumer demand for mortgage refinancings, which reached record levels in Q1 2003.  Results were driven by purchase mortgage activity, which more than doubled as a result of strong close rates and a targeted marketing campaign, as well as the real estate and home equity products and incremental revenue from acquisitions.  In addition, LendingTree continues to increase its marketing spend through both online and offline channels in order to grow and diversify into a broader consumer finance and real estate business.  Results for the prior year were not included in IAC’s Q1 2003 results as the acquisition was closed on August 8, 2003.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

TELESERVICES

PRC benefited from continued decreases in fixed costs and depreciation expense in Q1 versus the prior year.  Key operating and strategic initiatives and lower capital spending throughout the organization drove these cost efficiencies.  PRC’s international call center business continues to expand and is expected to become an increasingly important component of the business.  The industry and PRC continue to face significant pricing pressure and competition for reduced call volumes. Consistent with anticipated industry and client seasonal trends, PRC expects modest growth for the full year.

OTHER

In Q1 2004, IAC recognized non-cash compensation expense of $45.0 million in connection with IAC’s mergers with its formerly publicly traded subsidiaries, which were completed in 2003.

In the prior year, IAC recorded a charge related to its equity interest in VUE of $245 million pre-tax and $149 million after-tax, or $0.29 per diluted share.

In Q1 2004, the tax rate for continuing operations was 39% and the tax rate for adjusted net income was 38%.  The 2004 tax rate is higher than the federal statutory tax rate of 35% due principally to state and local income taxes and the amortization of intangibles that are non-deductible for tax purposes.

OUTLOOK

IAC reaffirms its outlook for full year 2004 Operating Income Before Amortization in the range of $1 - $1.2 billion, with operating income in the range of $415 - $615 million.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT OPERATING METRICS

		Q1 2004	Q1 2003	Growth
IAC TRAVEL
Gross Bookings By Geography (mm):
Domestic		$2,859	$2,001	43%
International		630	302	108%
Total		$3,489	$2,303	51%

Net Revenue By Geography (mm):	(a)
Domestic		$413	$306	35%
International		81	45	79%
Total		$494	$351	41%

Gross Bookings by Brand (mm):
Expedia		$2,672	$1,802	48%
Hotels.com		494	344	44%
Other		323	157	105%
Total		$3,489	$2,303	51%

Gross Bookings by Agency / Merchant (mm):
Agency		$1,895	$1,318	44%
Merchant		1,594	985	62%
Total		$3,489	$2,303	51%

Packages revenue (mm)		$104	$60	73%
Number of transactions (mm)		8.2	5.7	44%
Merchant hotel room nights (mm)	(b)	7.0	5.1	36%

INTERVAL:
Members (000s)		1,622	1,522	7%
Confirmations (000s)		266	225	18%
Share of confirmations online		17.2%	13.2%

HSN - U.S. (Households as of end of period)
Units Shipped (mm)		10.1	10.3	-2%
Gross Profit %		36.4%	36.5%
Return Rate		16.8%	18.0%
Average price point		$51.02	$44.16	16%
Product mix:
Home Hard Goods		27%	25%
Home Fashions		14%	14%
Jewelry		17%	23%
Health / Beauty		31%	25%
Apparel / Accessories		11%	13%
HSN total homes (mm)		83.1	79.5	5%
HSN FTEs (mm)		72.8	69.8	4%
HSN.com % of Sales		15%	14%

TICKETING
Number of tickets sold (mm)		26.7	27.1	-1%
Gross value of tickets sold (mm)		$1,326	$1,265	5%

PERSONALS
Paid Subscribers (000s)		1,011.7	766.6	32%

FINANCIAL SERVICES & REAL ESTATE
Loan/Real Estate Requests transmitted:
Number (000s)		619.0	696.1	-11%
Volume of Requests (bn)		$59.7	$72.6	-18%
Loan/Real Estate Transactions closed in Quarter:
Number		64.9	74.2	-13%
Volume of Transactions Closed (bn)		$6.7	$8.6	-22%
Transmit Rate		75.8%	64.7%
Static Pool Close Rate	(c)	14.6%	12.7%
Number of Lenders		233	206	13%
Number of Realty Agencies		742	665	12%

Note:  rounding differences may exist.

(a)	Represents revenue as if Hotels.com revenue was presented on a net basis in 2003.
(b)	Merchant room nights are reported as stayed for Expedia and Hotels.com, and booked for Hotwire.
(c)

The static pool close rate includes loans and real estate transactions.  The static pool close rate for loans incorporates the average time lag between the submission of a loan request (a “QF”) and the closure of a loan.  It represents the closure rate of approved QFs from a static pool of requests submitted in the most recent quarter with a complete closure cycle.  A static pool is considered to have a complete closure cycle after 120 days from the month in which a mortgage QF was submitted, 90 days after a home equity QF was submitted, 60 days after an auto or personal QF was submitted, and less than 30 days after a credit card QF was submitted.  The static pool closing cycle for a real estate referral is 180 days from the month in which a real estate referral was submitted.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

OPERATING HIGHLIGHTS

•

Expedia and Hotels.com announced merchant hotel agreements with Marriott, Joie de Vivre Hospitality, Noble House Hotels and Resorts, and Prime Hospitality Corp., giving customers access to even more high-quality, distinctive properties on Expedia and Hotels.com.

•

Expedia launched direct connections from the Expedia Web site to the central reservations systems of Hyatt, Outrigger and LaQuinta, making it easier and more cost-effective for hotel property owners to process reservations provided to the millions of travelers shopping monthly on Expedia.com.

•

Expedia and Hotels.com ranked #1 and #2 in overall online customer experience in an extensive survey of agency and supplier lodging sites conducted by Vividence, a leading customer experience market research firm.

•

ECT became the first and only of the new entrants in the corporate travel space to announce an online adoption guarantee. Companies are guaranteed that their travelers will book 50% of all transactions online within 50 days of implementing the service, or ECT will refund all qualifying transaction fees.

•

Expedia recently launched a dynamic packaging site for the Eurostar train from London to Paris/Brussels allowing customers to bundle the train with hotel, car and destination services, and the new site is showing early signs of great promise.

•

HSN.com’s dressing room program, “My Virtual Model,” was enhanced with new features such as “My Closet” for users to store potential outfits and an “Outfit Wizard” that provides customers with a “personal stylist” to help create a coordinating outfit.

•

Ticketmaster’s auction product continued to gain momentum as we launched 10 new auctions for sports and entertainment clients including Aretha Franklin, NASCAR, Ringling Brothers, the Orlando Magic, the Atlanta Hawks and the Tampa Bay Lightning.

•

Ticketmaster and Clear Channel Entertainment launched Get In First. The new online promotion is being featured at Clear Channel Entertainment amphitheaters in 22 cities nationwide and gives fans priority entry when purchasing their tickets using Ticketmaster’s ticketFast® technology.

•

Match.com was named the world’s most popular dating site by industry-leading independent measurement firm comScore Media Metrix.  In January 2004, Match.com personals sites, which include uDate.com, had 29.6 million unique visitors – nearly three times as many as its nearest rival.

•

LendingTree re-launched its RealEstate.com website, with an unmatched suite of services and enhanced functionality, including listings on more than 400,000 homes, valuable rebates, home loan products and home valuation services. The company’s goal is to have one million home listings available in 2004.

•

Since January 1, IAC acquired Zero Degrees, an online business networking firm; Activity World, a destination services firm based in Hawaii; TripAdvisor, an online travel search company; and Egencia, an online corporate travel agency based in Europe.  All of these transactions have closed.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2004	2003

Service revenue	$856,492	$855,335
Product sales	614,245	531,399
Net revenue	1,470,737	1,386,734
Cost of sales-service revenue	329,478	467,510
Cost of sales-product sales	366,940	319,372
Gross profit	774,319	599,852
Selling and marketing	309,420	189,353
General and administrative	174,384	153,255
Other	32,637	25,807
Cable distribution fees	17,764	15,326
Amortization of non-cash distribution and marketing expense	6,339	10,489
Amortization of non-cash compensation expense	68,968	10,211
Amortization of intangibles	79,717	52,156
Depreciation	42,511	42,162
Merger costs	—	2,096
Operating income	42,579	98,997
Other income (expense):
Interest income	45,409	39,830
Interest expense	(20,755)	(24,278)
Equity in losses of VUE	(352)	(243,276)
Equity in income (losses) in unconsolidated subsidiaries and other expenses	7,528	(1,879)
Total other income (expense), net	31,830	(229,603)

Earnings (loss) from continuing operations before income taxes and minority interest	74,409	(130,606)
Income tax (expense) benefit	(29,223)	54,174
Minority interest	(1,396)	(25,727)
Earnings (loss) from continuing operations	43,790	(102,159)
Discontinued operations, net of tax	(2,263)	(4,637)
Earnings (loss) before preferred dividend	41,527	(106,796)
Preferred dividend	(3,264)	(3,264)
Net income (loss)	$38,263	$(110,060)

Income (loss) per share:
Basic earnings (loss) per share from continuing operations	$0.06	$(0.22)
Diluted earnings (loss) per share from continuing operations	$0.05	$(0.22)

Basic earnings (loss) per share	$0.05	$(0.23)
Diluted earnings (loss) per share	$0.05	$(0.23)

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

(unaudited; $ in thousands)

	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,491,169	$899,062
Restricted cash equivalents	26,128	31,356
Marketable securities	2,431,917	2,419,735
Accounts and notes receivable , net	458,282	429,424
Inventories, net	216,746	215,995
Deferred tax assets , net	62,357	65,071
Other current assets	246,437	154,333
Total current assets	4,933,036	4,214,976

Property, Plant and Equipment
Computer and broadcast equipment	713,357	686,899
Buildings and leasehold improvements	152,912	155,212
Furniture and other equipment	151,171	154,378
Land	21,155	21,172
Projects in progress	29,338	30,962
	1,067,933	1,048,623
Less accumulated depreciation and amortization	(608,919)	(575,446)
Total property, plant and equipment, net	459,014	473,177

Goodwill	11,262,861	11,291,768
Intangible assets, net	2,472,654	2,513,889
Long-term investments	1,447,711	1,426,502
Preferred interest exchangeable for common stock	1,428,530	1,428,530
Cable distribution fees, net	124,659	128,971
Notes receivable and advances, net of current portion	15,648	14,507
Deferred charges and other, net	98,884	93,928
Non-current assets of discontinued operations	339	340
TOTAL ASSETS	$22,243,336	$21,586,588
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations	$2,970	$2,850
Accounts payable, trade	749,426	687,977
Accounts payable, client accounts	243,938	142,002
Cable distribution fees payable	41,964	39,142
Deferred merchant bookings	619,015	218,822
Deferred revenue	107,327	180,229
Income tax payable	97,780	96,817
Other accrued liabilities	431,185	494,280
Current liabilities of discontinued operations	13,362	16,062
Total current liabilities	2,306,967	1,878,181

Long term obligations, net of current maturities	1,134,322	1,120,097
Other long-term liabilities	81,098	67,981
Deferred income taxes	2,599,557	2,565,415
Common stock exchangeable for preferred interest	1,428,530	1,428,530
Minority interest	108,409	110,799

SHAREHOLDERS’ EQUITY
Preferred stock	131	131
Common stock	6,352	6,305
Class B convertible common stock	646	646
Additional paid-in capital and unearned compensation	13,759,762	13,634,926
Retained earnings	2,315,215	2,276,952
Accumulated other comprehensive income	43,500	36,896
Treasury stock	(1,536,155)	(1,535,273)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	14,584,453	14,415,585
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,243,336	$21,586,588

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Earnings (loss) from continuing operations	$43,790	$(102,159)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	122,228	94,318
Amortization of non-cash distribution and marketing	6,339	10,489
Amortization of non-cash compensation expense	68,968	10,211
Amortization of cable distribution fees	17,764	15,326
Amortization of deferred financing costs	161	541
Deferred income taxes	(26,819)	(52,202)
Loss on retirement of bonds	—	1,446
Equity in losses of unconsolidated subsidiaries, including VUE	(2,460)	243,419
Non-cash interest income	(9,952)	(8,673)
Minority interest	1,396	25,727
Increase in cable distribution fees	(12,106)	(9,367)
Changes in current assets and liabilities:
Accounts receivable	(32,515)	(17,515)
Inventories	(6,275)	17,708
Prepaid and other assets	(58,598)	(19,429)
Accounts payable and accrued liabilities	60,732	73,318
Deferred revenue	(64,390)	57,329
Deferred merchant bookings	400,194	120,854
Funds collected by Ticketmaster on behalf of clients, net	81,972	22,571
Other, net	3,622	(8,257)
Net Cash Provided By Operating Activities	594,051	475,655
Cash flows from investing activities:
Acquisitions and deal costs, net of cash acquired	(4,729)	(366,887)
Capital expenditures	(34,390)	(33,738)
Purchase of marketable securities	(1,344,834)	(1,883,334)
Proceeds of marketable securities	1,334,757	1,066,088
Increase in long-term investments and notes receivable	(805)	(93)
Other, net	9,221	2,116
Net Cash Used in Investing Activities	(40,780)	(1,215,848)
Cash flows from financing activities:
Principal payments on long-term obligations	(532)	(10,087)
Purchase of treasury stock by IAC and subsidiaries	(882)	(24,854)
(Repurchase) issuance of bonds	—	(98,776)
Proceeds from sale of subsidiary stock, including stock options	—	14,032
Proceeds from issuance of common stock and LLC shares	40,834	26,893
Preferred dividend	(3,264)	(3,264)
Other, net	10,472	(8,193)
Net Cash Provided By (Used In) Financing Activities	46,628	(104,249)
Net Cash Used In Discontinued Operations	(5,292)	(79,010)
Effect of exchange rate changes on cash and cash equivalents	(2,500)	1,811
Net Increase (Decrease) In Cash and Cash Equivalents	592,107	(921,641)
Cash and cash equivalents at beginning of period	899,062	1,998,114
Cash And Cash Equivalents at End of Period	$1,491,169	$1,076,473

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities (warrants, convertible preferred, and options), including securities initially issued by its former public subsidiaries which have been converted to IAC securities.  The table below details these securities as well as potential dilution at various stock prices (amounts in millions, except average strike/conversion price):

		Avg.	Dilution at:
		Strike /	As of
	Shares	Conversion	4/26/04
Average Share Price			$33.37	$35.00	$40.00	$45.00	$50.00

Absolute Shares as of 4/26/04	701.0		701.0	701.0	701.0	701.0	701.0

RSUs	8.7		8.7	8.7	8.7	8.7	8.7
Options	91.0	$11.45	37.3	38.2	40.3	42.0	43.3
Warrants	77.0	$25.78	16.8	18.7	25.3	30.4	34.5
Convertible Preferred	19.4	$33.75	0.0	19.4	20.2	20.8	21.3
		(initial)
Total Treasury Method Dilution			62.9	85.0	94.5	101.9	107.9
% Dilution			8.2%	10.8%	11.9%	12.7%	13.3%
Total Treasury Method Diluted Shares Outstanding			763.9	786.0	795.5	802.9	808.9

IAC has outstanding approximately 8.7 million shares of restricted stock and restricted stock units (“RSUs”) which vest principally over a period of one to five years, including 4.5 million issued in 2004.  Ultimately we expect our RSU program to result in total dilution to GAAP and Adjusted Net Income shares of approximately 2% to 3% over the next 5 years.

IAC currently has 38.7 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite time, on the open market or through private transactions, depending on market conditions, share price and other factors.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2004, IAC had $3.9 billion in cash and marketable securities.  This includes $196 million in net funds collected on behalf of clients by Ticketmaster and $737 million in combined deferred merchant bookings and deferred revenue at IAC Travel.

As of March 31, 2004, IAC had long-term debt of $1.1 billion, consisting mainly of 6.75% Senior Notes due 2005 and 7.00% Senior Notes due 2013.  This does not include IAC’s convertible preferred stock with a balance sheet carrying value based on the par value of $0.01 per share and a face value of $656 million.  The convertible preferred is initially convertible at $33.75 (subject to downward adjustment if the price of IAC common stock is more than $35.10 at the time of conversion).

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS – Q1

(unaudited; in thousands except per share amounts)

	Three Months Ended March 31,
	2004	2003
Diluted earnings per share (a)	$0.05	$(0.23)
GAAP diluted weighted average shares outstanding	752,167	487,244

Net income	$38,263	$(110,060)
Amortization of non-cash distribution and marketing	6,339	10,489
Amortization of non-cash compensation	68,968	10,211
Amortization of intangibles	79,717	52,156
Merger costs (b)	—	2,096
Discontinued operations, net of tax (c)	2,263	4,637
Equity (income) loss from 5.44% common interest in VUE (d)	352	243,276
Impact of pro forma adjustments, income taxes and minority interest (e)	(57,721)	(98,205)
Add back of preferred dividend	3,264	—
Adjusted Net Income	$141,445	$114,600

Adjusted EPS weighted average shares outstanding	777,528	699,167

Adjusted EPS	$0.18	$0.16

GAAP Basic weighted average shares outstanding	697,499	487,244
Options, warrants and restricted stock, treasury method	54,668	—
Conversion of preferred shares to common (if applicable)	—	—
GAAP Diluted weighted average shares outstanding	752,167	487,244

Pro forma adjustments	—	187,458
Options, warrants and RS, treasury method not included in diluted shares above	—	22,470
Expedia convertible preferred; add’l restricted shares for adjusted EPS	25,361	1,995
Adjusted EPS shares outstanding (f)	777,528	699,167

IAC RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

(unaudited; in millions)

	Three Months Ended March 31,
	2004	2003
Net Cash Provided by Operating Activities	$594.1	$475.7
Capital expenditures	(34.4)	(33.7)
Preferred dividend paid	(3.3)	(3.3)
Free Cash Flow	$556.4	$438.7

$333 million of working capital was attributable to increased deferred merchant bookings and deferred revenue at IAC Travel, versus $179 million in the prior year.  Ticketmaster client cash contributed $82 million to the change in working capital in the current period as a result of unexpected timing of certain payments which the company does not expect to recur.

IAC RECONCILIATION OF OPERATING INCOME TO OPERATING INCOME BEFORE AMORTIZATION - 2004 OUTLOOK

(unaudited; in millions)

2004 Outlook
Operating Income Before Amortization	$1,200
Less: Amortization	(585)
Operating income	$615

We currently expect Operating Income Before Amortization in the range of $1.0 billion to $1.2 billion for the full year 2004.  The above reconciliation is for purposes of reconciliation only and represents the high end of the range of our current outlook.

Please see pages 15 and 16 for footnotes and definitions of non-GAAP measures.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP – Q1

(unaudited; $ in millions; rounding differences may occur)

	Q1 2004	Q1 2003
Revenue
IAC Travel	$494.0	$545.1
Electronic Retailing:
HSN U.S.	467.8	415.0
HSN International	120.2	115.2
Total Electronic Retailing	588.0	530.2
Ticketing	202.3	195.1
Personals	48.8	40.9
IAC Local and Media Services	32.1	8.4
Financial Services and Real Estate	39.7	—
Teleservices	71.8	70.8
Intersegment Elimination	(6.0)	(3.7)
Total Revenue	$1,470.7	$1,386.7
Operating Income Before Amortization
IAC Travel	$127.6	$103.7
Electronic Retailing:
HSN U.S. (g)	41.6	30.6
HSN International	4.7	15.0
Total Electronic Retailing	46.3	45.6
Ticketing	46.8	41.4
Personals	6.3	2.7
IAC Local and Media Services	(13.6)	(6.8)
Financial Services and Real Estate	3.1	—
Teleservices	3.2	1.9
Interactive Development	(1.0)	(1.1)
Corporate expense and other adjustments	(21.7)	(13.3)
Intersegment Elimination	0.4	(0.3)
Total Operating Income Before Amortization	$197.6	$173.9
Amortization and merger costs (b)
IAC Travel	$42.9	$33.8
Electronic Retailing:
HSN U.S.	13.2	12.2
HSN International	0.3	0.4
Total Electronic Retailing	13.6	12.5
Ticketing	6.2	7.1
Personals	3.5	2.1
IAC Local and Media Services	14.2	12.6
Financial Services and Real Estate	6.6	—
Teleservices	—	—
Interactive Development	—	1.1
Corporate expense and other adjustments	68.1	5.7
Total amortization and merger costs	$155.0	$75.0
Operating income
IAC Travel	$84.7	$69.9
Electronic Retailing:
HSN U.S. (g)	28.4	18.5
HSN International	4.4	14.6
Total Electronic Retailing	32.8	33.1
Ticketing	40.7	34.3
Personals	2.8	0.6
IAC Local and Media Services	(27.8)	(19.4)
Financial Services and Real Estate	(3.6)	—
Teleservices	3.2	1.9
Interactive Development	(1.0)	(2.1)
Corporate expense and other adjustments	(89.7)	(19.0)
Intersegment Elimination	0.4	(0.3)
Total operating income	$42.6	$99.0
Other income, net	31.8	(229.6)
Earnings (loss) from cont. operations before income taxes and min. int.	74.4	(130.6)
Income tax benefit (expense)	(29.2)	54.2
Minority interest	(1.4)	(25.7)
Earnings (loss) from continuing operations	43.8	(102.2)
Discontinued operations	(2.3)	(4.6)
Earnings (loss) before preferred dividend	41.5	(106.8)
Preferred dividend	(3.3)	(3.3)
Net income (loss) available to common shareholders	$38.3	$(110.1)

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

FOOTNOTES

(a)

Diluted net income for GAAP EPS purposes is impacted by dilutive securities of subsidiaries of $2.0 million for the three months ended March 31, 2003.  The amount represents dilutive options and warrants held by minority interests of Expedia, Hotels.com and Ticketmaster in excess of basic shares held by minority interests, which were assumed by IAC in the buy-ins.

(b)

Merger costs incurred by Expedia, Hotels.com and Ticketmaster in 2003 for investment banking, legal and accounting fees were related directly to the mergers and are treated as non-recurring for calculating Operating Income Before Amortization and Adjusted Net Income.  These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia, Hotels.com and Ticketmaster were considered the targets in the transaction for accounting purposes.  These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002.  The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002.  Given these factors, IAC believes it is appropriate to consider these costs as one-time.  Operating Income before Amortization by segment is presented before one-time items.

(c)	Discontinued operations consists of the results of Avaltus and ECS/Styleclick, which were discontinued in 2003.

(d)

During Q1 2003, IAC received the audited financial statements of VUE for the year ended December 31, 2002, which disclosed that VUE recorded an impairment charge for goodwill and intangible assets and other long-lived assets of $4.5 billion in the period May 7, 2002 to December 31, 2002 based upon VUE management’s review of the estimated fair value of VUE as of December 31, 2002.  Because of delays in VUE’s financial reporting, IAC records its 5.44% proportionate share of the results of VUE on a one-quarter lag.  The Q1 2003 charge taken by IAC was approximately $245 million pretax and $149 million after-tax, or $0.29 per diluted share.  IAC holds preferred and common interests in VUE. IAC believes the action taken by Vivendi Universal does not affect the value of IAC’s preferred interests in VUE, which are senior to the common interests in VUE, and the terminal value of which, pursuant to the VUE agreements, do not vary based on the value of VUE’s businesses. IAC’s 5.44% common interest is generally subject to a call right of Universal Studios beginning in 2007, and a put right of IAC beginning in 2010, in both cases based generally on private market values at the time.

(e)

Pro forma adjustments represent the impact of the merger with Ticketmaster, which closed January 17, 2003, the merger with Hotels.com, which closed June 23, 2003, and the merger with Expedia, which closed August 8, 2003.  Also included is the impact of these transactions on shares outstanding.

(f)

For Adjusted EPS purposes, the impact of RSUs is based on the weighted average amount of RSUs outstanding, as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

(g)

As noted in previous filings, the majority of the USAB stations sold to Univision are located in the largest markets in the country and aired HSN on a 24-hour basis. As of January 2002, HSN switched its distribution in these markets directly to cable carriage.  As a result, HSN incurred incremental costs to obtain carriage lost in the disengagement markets and conduct marketing activities to inform viewers of new channel positioning for the HSN service.  Higher incremental costs were incurred in 2002, so disengagement costs were presented separately from HSN results when comparing 2003 results to 2002.  Comparable costs are expected to be incurred in 2004 in relation to 2003, and HSN’s results are presented including disengagement costs in each period.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DEFINITIONS OF NON-GAAP MEASURES

Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses.  Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s income statement of certain expenses, including non-cash compensation associated with IAC’s employees, non-cash payments to partners, and acquisition-related accounting.

Adjusted Net Income generally captures all income statement items that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC’s 5.44% interest in VUE, and (5) one-time items, net of related tax and minority interest.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock/share units (“RSU”) in shares outstanding for Adjusted EPS.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures, investments to fund HSN International unconsolidated operations and preferred dividends paid.  Free Cash Flow includes cash dividends received and tax related payments with respect to the VUE securities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational.

Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account treasury stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

We endeavor to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.

Conference Call

IAC will audiocast its conference call with investors and analysts discussing the company’s first quarter financial results and certain forward-looking information on Monday, May 3, 2004, at 11:00 a.m. Eastern Time (ET).  The live audiocast is open to the public at www.iac.com/investor_relations.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

Additional Information And Where To Find It

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, the ability to expand our reach into international markets, and certain other additional factors described in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on IAC’s future results, performance or achievements.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.

IAC is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About IAC/InterActiveCorp

IAC/InterActiveCorp (Nasdaq: IACI) is the world’s leading multi-brand interactive commerce company. IAC consists of IAC Travel, which includes Expedia, Inc., Hotels.com, Hotwire, Interval International, and TV Travel Shop; HSN; Ticketmaster, which oversees ReserveAmerica; Match.com; Lending Tree; Precision Response Corporation; IAC Interactive Development which includes ZeroDegrees; and IAC Local and Media Services, which includes Citysearch, Evite, Entertainment Publications, Inc. and TripAdvisor, Inc.

Contact Us

IAC Investor Relations

Roger Clark / Lauren Rosenfield

(212) 314-7400

IAC Corporate Communications

Deborah Roth

(212) 314-7254

InterActiveCorp

152 West 57th Street, 42nd Floor New York, NY 10019  212.314.7300 Fax 212.314.7309  www.iac.com

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